Exhibit A

                      SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.

                                  FORM U-6B-2

                         Certificate of Notification

                                   Filed By

                        Carthage Energy Services, Inc.

This certificate is notice that the above named company ("Carthage") has issued, renewed or guaranteed the security or securities described herein which issue, renewal or guaranty was exempted from the provisions of Section 6(a) of the Act and was neither the subject of a declaration or application on Form U-1 nor included within the exemption provided by Rule U-48.

  1. Type of the security or securities:

     Promissory Revolving Note.

  2. Issue, renewal or guaranty:

     Issue.

  3. Principal amount of each security:

     $9,000,000 maximum.

  4. Rate of interest per annum of each security:

     Lender's cost of funds.

  5. Date of issue, renewal or guaranty of security:

     October 2, 2000.

  6. If renewal of security, give date of original issue:

     Not applicable.

  7. Date of maturity of each security:

     Various.


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                                                           Exhibit A
                                                           Continued


  8. Name of the person to whom each security was issued, renewed or guaranteed:

     Dominion Exploration & Production, Inc.

  9. Collateral given with each security, if any:

     Lien on and security interest in various items of property of Carthage as listed in the Loan, Pledge and Security Agreement, dated October 2, 2000, between Carthage and Dominion Exploration & Production, Inc.

 10. Consideration received for each security:

     $9,000,000 maximum consideration.

 11. Application of proceeds of each security:

     To acquire gas-related assets.

 12. The issue, renewal or guaranty of each security was exempt from the provisions of Section 6(a) because of the provisions contained in any rule of the Commission other than Rule U-48.

 13. If the security or securities were exempt from the provisions of
     Section 6(a) by virtue of the first sentence of Section 6(b), give the figures which indicate that the security or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 per centum of the principal amount and par value of the other securities of such company then outstanding. (Demand notes, regardless of how long they may have been outstanding, shall be considered as maturing in not more than nine months for purposes of the exemption from Section 6(a) of the Act granted by the first sentence of Section 6(b)):

     Not applicable.






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                                                           Exhibit A
                                                           Continued



 14. If the security or securities are exempt from the provisions of
     Section 6(a) because of the fourth sentence of Section 6(b), name the security outstanding on January 1, 1935, pursuant to the terms of which the security or securities herein described have been issued.

     Not applicable.

 15. If the security or securities are exempt from the provisions of
     Section 6(a) because of any rule of the Commission other than Rule U-48 designate the rule under which exemption is claimed.

     Rule 52.



                                   Carthage Energy Services, Inc.

                                   By:  N. F. Chandler
                                        Its Attorney


Date:	March 30, 2001














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